FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS    January 28, 2010

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $85.1 million for the three months ended December 31, 2009, a decrease of 8.3% from $92.9 million for the same quarter of 2008.  We incurred a net loss of $2.5 million for the quarter ended December 31, 2009, as compared to net income of $0.6 million for the same quarter of 2008.  For the quarter ended December 31, 2009, we incurred a loss per share of $0.24 as compared to earnings per share of $0.06 for the same quarter of 2008.

Base revenue decreased 16.6% to $331.5 million for the twelve months ended December 31, 2009 from $397.6 million for the same period of 2008.  We incurred a net loss of $7.2 million for the twelve months ended December 31, 2009 as compared to net income of $3.1 million for the same period of 2008.  For the twelve months ended December 31, 2009, we incurred a loss per share of $0.70 as compared to earnings per share of $0.31 for the same period of 2008.

In comparing the financial results of the quarter ended December 31, 2009 to the comparable period of 2008 (“year-over-year”), Clifton R. Beckham, President and CEO of the Company, made the following statement:

“Progress made this quarter on our VEVA (Vision for Economic Value Added) strategic plan was overshadowed by difficult year-over-year fuel cost comparisons.  However, despite rising fuel costs and the ongoing depression in freight volumes that began in 2006, our operational performance trended positively.

“Fuel prices per gallon were similar in the comparative quarters, but their trends were substantially different.  Fuel prices were falling dramatically during the fourth quarter of 2008, but were climbing throughout the fourth quarter 2009.  As diesel fuel prices increase above an agreed-upon baseline price per gallon, we add a graduated surcharge to the rates we charge our customers.  The surcharge is designed to approximately offset increases in fuel costs above the baseline.  However, because our fuel surcharge recovery lags behind changes in actual diesel prices, we generally do not recover the increased cost we are paying for fuel when prices are rising (as in the most recent quarter).  Conversely, we generally collect excess fuel surcharge revenue when prices are declining (as we did, at near-record levels, in the comparative quarter of 2008).  While the diesel price volatility tends to equalize over time, it can have a profound impact on an individual quarter.  That occurred this quarter when our fuel costs were down 15.3% due to our smaller fleet size and lower miles per tractor, but our fuel surcharge revenue was down 34.9%.  The result was net fuel expense that negatively affected the loss per share for the fourth quarter 2009 by $0.29 when compared to the same quarter of 2008.

“Near the end of 2008, we reduced the size of our fleet in response to dramatic reductions in freight volumes due to the economic recession.  That fleet reduction resulted in a 7.6% decline in our tractor count and helped us reduce the decline in our year-over-year tractor utilization (miles per tractor per week) to 4.8% from much larger declines earlier in 2009.  However, the reduced fleet size was not the only factor for the improved utilization.  We made progress on each of the supporting initiatives of our VEVA strategic plan:

•	We held the line on costs. Year-over-year, we reduced fixed costs by 5.9% and Trucking variable costs per mile (excluding fuel) by 3.6%.

•
One of the most significant areas of cost savings was in our insurance and claims expense.  In late 2007, we implemented our War on Accidents safety initiative in connection with the complete overhaul of our safety program.  Since then, we have reduced the frequency of our DOT reportable accidents by 33.3% (fourth quarter 2009 compared to fourth quarter 2007).  We attribute those results to the increased safety focus of our drivers and staff personnel and to our organizational emphasis on hiring safe drivers, training them effectively, holding them accountable for performance and rewarding them for successes.  During the quarter, we saw the results of the revised factors we use to gauge the acceptability of driver candidates and we experienced reduced accident frequency among student drivers, improved student driver retention and reduced instances of disciplinary action necessary for inadequate safety performance.  The bottom line is that we reduced insurance and claims expense by 210 basis points year-over-year, or approximately $0.11 per share.

•
We continue to transition key technology platforms in our Project Tech initiative.  Our Intermodal and Brokerage service offerings transitioned to server-based platforms during 2009 along with several administrative systems.  We also internally developed and deployed a host of decision-support tools to our operating areas.

•
Our Project People initiative has enabled us to reduce our staff headcount substantially since 2007, when we employed just 3.2 drivers for every staff employee.  Today, we have improved that ratio to 4.0:1.0.  Despite the reduced headcount, we experienced a surge in employee healthcare claims during the quarter, which amounted to approximately $0.07 per share.

•	Our Intermodal base revenue grew 44.7% to $2.3 million as we continued to penetrate new markets and broaden our customer base with our Trailer-on-Flat-Car rail intermodal service.

•
Our Brokerage revenue grew 24.8% to $4.2 million as we continued to expand existing branches and establish new branches around the United States.  This quarter represented the first time we have experienced year-over-year improvement in Brokerage revenue in 2009.

•
Consistent with our strategic plan, we are transitioning our Trucking operations to shorter length-of-haul traffic lanes where freight is more abundant.  Year-over-year, our length-of-haul declined 14.2% to 594 miles.  To counter the decreased length-of-haul, in early 2008 we launched Project Velocity to enhance our ability to dispatch more loads, a necessity in a shorter-haul operation.  Velocity measures the number of times we load our fleet each week.  During the quarter, we improved Velocity 13.2% to 3.0; although we are pleased with the progress, we fell short of our goal of 3.8.  While we have yet to win enough freight through the customer bid process to counter the falling length of haul, we are making progress.

•
Our final VEVA initiative is Yield Management.  In connection with this initiative, we have meticulously designed a Trucking network, referred to as the “Spider Web,” which targets specific traffic lanes based on the pricing and volumes associated with those lanes.  We introduced this network to our employees in August 2009.  Once we transition our business from many of the less profitable lanes we currently serve to the Spider Web lanes, we expect considerable improvements in our base revenue per mile and Velocity, among other factors.

We have already experienced improvements from the Yield Management initiative.  Year-over-year, our Trucking base revenue per loaded mile and Trucking base revenue per total mile improved again this quarter (up 0.7% and 2.8%, respectively) as they have in each quarter of 2009.  Our lane density, a critical factor in our network design, currently consists of approximately 4,500 lanes; however,  it is still well above our goal of 1,400.  Before we introduced the Spider Web in August, approximately 34% of our loads were moving in Spider Web lanes.  By the second half of December, that percentage improved to approximately 39%.

Our ability to transition to the Spider Web is dependent on our ability to win the right freight through customer freight bids.  To date, the results of our fourth quarter bids have been encouraging.  The number of loads moving in Spider Web lanes in early January has continued to improve.  We have added volume in the right lanes, and industry conditions are slowly improving.  In fact, seven of our ten largest Trucking base revenue weeks of 2009 occurred during the fourth quarter of 2009.  Utilization trends turned positive in late November, and during the first three full weeks of January 2010, we experienced Trucking base revenue growth when compared to the same weeks of 2009.

“We have completed the bulk of the structural changes we believe will be necessary to reposition our business model to more effectively compete in today’s truckload industry.  We are now concentrating on execution.  Holding the line on costs, improving operational efficiency and winning Spider Web lane freight are dominating our time.  Our goal is to have enough of the right freight in our network to be profitable by the second quarter of 2010, assuming no further deteriorations in the freight market.  Longer-term, we expect the transition to the Spider Web network to take a full business cycle.

“Our balance sheet remains strong.  Our debt to total capitalization ratio is at 42.1%, we produced positive free cash flow (net cash flow from operations less net cash used in investing activities) during 2009 and we have kept the age of our tractor fleet relatively young at 2.25 years.  We believe we have adequate liquidity available on our revolving credit facility, which matures on September 1, 2010.  As we previously reported, we anticipate that the pricing spreads on any new facility will be materially higher than our current spreads due to widely reported dislocations in the credit markets.  We recently signed a term sheet, containing higher pricing spreads, with a bank to replace the facility and we are now working on definitive documents.

“We believe industry conditions have bottomed.  However, tractor capacity remains abundant and pricing pressure remains severe.  We anticipate our first quarter results will be similar to our recent quarters and there will likely be sequential downward pressure on industry pricing as lower priced third and fourth quarter bids take effect.  However, we also believe the imbalance between industry tractor capacity and freight demand will gradually improve throughout 2010 as businesses begin restocking inventories and as unsustainably low freight pricing and rising fuel prices begin thinning industry capacity.”

USA Truck, Inc.

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three-month and twelve-month periods indicated:

	(in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenue:
Trucking revenue (1)	$80,866	$89,442	$317,224	$381,055
Strategic Capacity Solutions revenue (2)	4,279	3,431	14,296	16,502
Base revenue	85,145	92,873	331,520	397,557
Fuel surcharge revenue	15,171	23,294	50,848	138,063
Total revenue	100,316	116,167	382,368	535,620

Operating expenses and costs:
Salaries, wages and employee benefits	33,492	35,904	128,319	157,729
Fuel and fuel taxes	27,012	31,910	93,803	189,042
Purchased transportation	12,515	10,731	44,058	40,323
Depreciation and amortization	12,416	13,392	50,152	50,919
Operations and maintenance	6,715	7,054	26,594	27,729
Insurance and claims	4,500	6,879	21,086	28,999
Operating taxes and licenses	1,210	1,633	5,642	6,456
Communications and utilities	1,038	995	3,951	4,075
(Gain) loss on disposal of revenue equipment, net	(9)	34	(7)	(19)
Other	4,305	5,039	15,377	18,220
Total operating expenses and costs	103,194	113,571	388,975	523,473
Operating (loss) income	(2,878)	2,596	(6,607)	12,147
Other expenses (income):
Interest expense	768	1,136	3,030	4,643
Other, net	(133)	(38)	(207)	139
Total other expenses, net	635	1,098	2,823	4,782
(Loss) income before income taxes	(3,513)	1,498	(9,430)	7,365
Income tax (benefit) expense	(1,001)	899	(2,253)	4,225

Net (loss) income	$(2,512)	$599	$(7,177)	$3,140

Per share information:
Average shares outstanding (Basic)	10,275	10,225	10,240	10,220
Basic (loss) earnings per share	$(0.24)	$0.06	$(0.70)	$0.31

Average shares outstanding (Diluted)	10,275	10,244	10,240	10,238
Diluted (loss) earnings per share	$(0.24)	$0.06	$(0.70)	$0.31

The following table includes key Trucking operating statistics for the three-month and twelve-month periods indicated:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Total miles (in thousands) (3)	61,088	69,418	240,379	294,248
Empty mile factor	10.5%	12.3%	10.9%	10.7%
Weighted average number of tractors (4)	2,320	2,510	2,338	2,540
Average miles per tractor per period	26,331	27,660	102,814	115,846
Average miles per tractor per week	2,003	2,105	1,972	2,216
Average miles per trip (5)	594	692	599	718
Base Trucking revenue per tractor per week	$2,652	$2,712	$2,602	$2,869
Number of tractors at end of period (4)	2,328	2,392	2,328	2,392
Operating ratio (6)	103.4%	97.2%	102.0%	96.9%

(1)
Trucking revenue includes base revenue generated from our General Freight, Dedicated Freight and Trailer-on-Flat-Car rail intermodal service offerings.  The results of our Regional Freight operations, which we previously reported as a separate division, are now included as part of the results of our General Freight service offering.

(2)	Strategic Capacity Solutions revenue includes base revenue generated from our Freight Brokerage and Container-on-Flat-Car rail intermodal service offerings.
(3)           Total miles include both loaded and empty miles.
(4)           Tractors include Company-operated tractors in service plus owner-operator tractors.
(5)           Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(6)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of base revenue.

Selected Balance Sheet and other financial information:
	(in thousands, except percentage data)
	December 31,	December 31,
	2009	2008
Total assets	$330,700	$332,268
Total equity	140,546	146,773
Total debt	103,592	97,605
Cash and cash equivalents	797	1,541
Total debt, less cash, to total capitalization ratio	42.1%	39.3%

	(in thousands)
	Year Ended December 31,
	2009	2008
Net cash provided by operating activities	$32,851	$65,869
Capital expenditures, net	39,694	64,997

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General and Dedicated Freight divisions and our Trailer-on-Flat-Car rail intermodal service offerings.  We transport commodities throughout the continental United States and into and out of portions of Canada.  We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Freight Brokerage division and our Container-on-Flat-Car rail intermodal service offerings provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer - (479) 471-2633